Exhibit 10.4

Levi Strauss & Co.

2016 Equity Incentive Plan

Service Vested

Stock Appreciation Right Grant Notice

Levi Strauss & Co. (the “Company”), pursuant to its 2016 Equity Incentive Plan (the “Plan”), hereby grants to Participant a Stock Appreciation Right covering the number of Common Stock equivalents (the “Stock Appreciation Rights”) set forth below (the “Award”). This Award is evidenced by a Stock Appreciation Right Agreement (the “Award Agreement”). The Award is subject to all of the terms and conditions as set forth herein and in the Award Agreement, and the Plan.

Participant:

Date of Grant:

Vesting Commencement Date:

Number of Stock Appreciation Rights:

Strike Price (Fair Market Value on Date of Grant):

Expiration Date:

SAR Grant Number:

Vesting Schedule:	25% vesting on [DATE] with the balance vesting monthly over the remaining 36 months beginning [DATE] and ending [DATE], all subject to the Continuous Service by Participant through the respective vesting dates except as otherwise stated in the Award Agreement.

Additional Terms/Acknowledgements: The undersigned Participant acknowledges receipt of, and understands and agrees to, this Stock Appreciation Right Grant Notice, the Award Agreement, and the Plan. Participant further acknowledges that as of the Date of Grant, this Stock Appreciation Right Grant Notice, the Award Agreement, and the Plan set forth the entire understanding between Participant and the Company regarding the award of the Stock Appreciation Rights and supersede all prior oral and written agreements on that subject with the exception of (i) awards previously granted and delivered to Participant under the Plan, and (ii) the following agreements only:

Levi Strauss & Co.	Participant
By:	By:
Date:	Date:

Levi Strauss & Co.

2016 Equity Incentive Plan

Stock Appreciation Right Agreement

Pursuant to your Stock Appreciation Right Grant Notice (“Grant Notice”) and this Stock Appreciation Right Agreement (the “Award Agreement”), Levi Strauss & Co. (the “Company”) has granted you a Stock Appreciation Right under its 2016 Equity Incentive Plan (the “Plan”) covering the number of Common Stock equivalents as indicated in your Grant Notice (collectively, the “Award”). Defined terms not explicitly defined in this Award Agreement but defined in the Plan shall have the same definitions as in the Plan.

The details of your Award are as follows:

1. Vesting. Subject to the conditions and limitations contained herein, your Award shall vest as provided in your Grant Notice, provided that vesting shall cease upon the termination of your Continuous Service except as otherwise stated herein.

(a) Vesting During Severance Period. If you are eligible for severance under a Company severance plan that provides for continued vesting, and the date your Continuous Service terminates is at least 12 months after the Date of Grant of this Award, your Award will continue to vest as if you had remained in Continuous Service during the severance period under the applicable severance plan.

(b) Retirement. In the event you qualify for early retirement (i.e., at least 60 years old with five years of Continuous Service) or normal retirement (i.e., at least 55 years old with 10 years of Continuous Service), and the date your Continuous Service terminates is at least 12 months after the Date of Grant of this Award, your Award will continue to vest and become exercisable as if you had remained in Continuous Service through each of the respective vesting dates set forth in the Grant Notice and shall remain exercisable through the seventh (7th) anniversary of the Date of Grant of this Award subject to Section 8(a) of the Plan.

(c) Disability or Death. In the event your Continuous Service terminates due to Disability or death, your Award will immediately accelerate in full.

2. Number of Shares and Strike Price. The number of Common Stock equivalents subject to your Award and your strike price per share are set forth in your Grant Notice and may be adjusted from time to time in accordance with Section 11(a) of the Plan.

3. Calculation of Appreciation. The amount payable upon exercise of each vested Award shall be equal to the excess of (i) the Fair Market Value per share of Common Stock on the date of exercise, over (ii) the Fair Market Value per share of Common Stock on the date of grant of the Award (as indicated in your Grant Notice).

4. Payment. Subject to Section 12, the amount payable upon exercise of your Award shall be settled in whole shares of Common Stock rounded down to the nearest whole share based on the Fair Market Value of such shares at the time of exercise.

5. Term. You may not exercise your Award before the commencement or after the expiration of its term. The term of your Award commences on the Date of Grant and expires upon the earliest of the following:

(a) immediately upon the termination of your Continuous Service for Cause;

(b) three (3) months after the termination of your Continuous Service for any reason other than Cause or your Retirement, Disability, death or, if applicable, the end of the severance period in Section 1(a) above; provided, however, (i) that if during any part of such three (3) month period your Award is not exercisable solely because of a condition set forth in Section 6, your Award shall not expire until the earlier of (A) the Expiration Date, or (B) the date it shall have been exercisable for an aggregate period of three (3) months after the termination of your Continuous Service or, if applicable, the end of the severance period in Section 1(a) above, and (ii) that prior to an IPO Date, the provisions of Section 8(a) of the Plan will have the effect of either limiting or extending the period during which exercise is permitted, depending upon the date on which the termination of your Continuous Services occurs;

(c) eighteen (18) months after the termination of your Continuous Service due to your Disability or Retirement that does not qualify for continued vesting under Section 1(b) hereof; provided, however, that prior to an IPO Date, the provisions of Sections 7(c)(ix) and 8(a) of the Plan will have the effect of limiting the period during which exercise is permitted;

(d) eighteen (18) months after your death if you die either during your Continuous Service or within three (3) months after your Continuous Service terminates; provided, however, that prior to an IPO Date, the provisions of Sections 7(c)(x) and 8(a) of the Plan will have the effect of limiting the period during which exercise is permitted;

(e) the Expiration Date indicated in your Grant Notice; or

(f) the day before the seventh (7th) anniversary of the Date of Grant.

6. Securities Law Compliance. Notwithstanding anything to the contrary contained herein, you may not exercise your Award unless either (i) the shares of Common Stock issuable upon such exercise are then registered under the Securities Act, or (ii) the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act. The exercise of your Award also must comply with other applicable laws and regulations governing your Award, and you may not exercise your Award if the Company determines that such exercise would not be in material compliance with such laws and regulations.

7. Exercise.

(a) You may exercise the vested portion of your Award during its term by delivering a notice of exercise to the Secretary of the Company, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then require. The exercise date shall be the business day on which your signed notice of exercise is received by the Company. If the notice of exercise is received after normal business hours for a given day, then the exercise date shall be considered to be the following business day. Notwithstanding the foregoing, prior to an IPO Date, you may exercise a vested Award only during the period or periods and subject to the further conditions set forth in Section 8(a) of the Plan.

(b) As a condition of exercise of the vested portion of your Award for shares of Common Stock, you will be required to enter into the Stockholders’ Agreement (or any successor to that agreement) and such other agreements as the Company may require pursuant to Section 8(f) of the Plan.

(c) By exercising your Award you agree that you shall not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any shares of Common Stock or other securities of the Company held by you, for a period of time specified by the managing underwriter(s) (not to exceed one hundred eighty (180) days) following the effective date of a registration statement of the Company filed under the Securities Act (the “Lock Up Period”) in connection with an initial public offering of Common Stock, if any; provided, however, that nothing contained in this section shall prevent the exercise of a repurchase right, if any, in favor of the Company during the Lock Up Period. You further agree to execute and deliver such other agreements as may be reasonably requested by the Company and/or the underwriter(s) that are consistent with the foregoing or that are necessary to give further effect thereto. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to your shares of Common Stock until the end of such period. The underwriters of the Company’s stock are intended third party beneficiaries of this Section 7(c) and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

8. Transferability. Your Award is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you. Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party who, in the event of your death, shall thereafter be entitled to exercise your Award.

9. Put Right. Prior to an IPO Date, you, pursuant to the provisions of Section 8 of the Plan, shall have the right, but not the obligation, to require the Company to repurchase any or all of the shares of Common Stock acquired pursuant to the exercise of your Award.

10. Call Right. Prior to an IPO Date, the Company, pursuant to the provisions of Section 8 of the Plan, shall have the right, but not the obligation, to repurchase all of the shares of Common Stock theretofore or thereafter acquired pursuant to the exercise of your Award.

11. Award not a Service Contract. Your Award is not an employment or service contract, and nothing in your Award shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or any Affiliate, or of the Company or an Affiliate to continue your employment or service. In addition, nothing in your Award shall obligate the Company or an Affiliate, their respective stockholders, Boards of Directors, officers or employees to continue any relationship that you might have as a Director or Consultant for the Company or any Affiliate.

12. Withholding Obligations.

(a) At the time you exercise your Award, in whole or in part, or at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for, any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or an Affiliate, if any, which arise in connection with the exercise of your Award.

(b) Upon your request and subject to approval by the Company, in its sole discretion, and compliance with any applicable legal conditions or restrictions, the Company may withhold from shares of Common Stock otherwise issuable to you upon the exercise of your Award a number of whole shares of Common Stock having a Fair Market Value, determined by the Company as of the date of exercise, not in excess of the minimum amount of tax required to be withheld by law (or such other amount as may be necessary to avoid variable award accounting).

(c) You may not exercise your Award unless the tax withholding obligations of the Company and/or any Affiliate are satisfied. Accordingly, you may not be able to exercise your Award when desired even though your Award is vested, and the Company shall have no obligation to issue a certificate for such shares of Common Stock or release such shares of Common Stock from any escrow provided for herein unless such obligations are satisfied.

13. Personal Data. You understand that your employer, the Company, or an Affiliate hold certain personal information about you, including but not limited to your name, home address, telephone number, date of birth, national social insurance number, salary, nationality, job title, and details of all shares of Common Stock granted, cancelled, vested, unvested, or outstanding (the “Personal Data”). Certain Personal Data may also constitute “Sensitive Personal Data” within the meaning of applicable local law. Such data include but are not limited to Personal Data and any changes thereto, and other appropriate personal and financial data about you. You hereby provide express consent to the Company or an Affiliate to process any such Personal Data and Sensitive Personal Data. You also hereby provide express consent to the Company and/or an Affiliate to transfer any such Personal Data and Sensitive Personal Data outside the country in which you are employed or retained, including the United States. The legal persons for whom such Personal Data are intended are the Company and any broker company providing services to the Company in connection with the administration of the Plan. You have been informed of your right to access and correct your Personal Data by applying to the Company representative identified on the Grant Notice.

14. Additional Agreements and Acknowledgements. You hereby agree and acknowledge that:

(a) The rights and obligations of the Company with respect to your Award shall be transferable to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by the Company’s successors and assigns.

(b) You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Award.

(c) You have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award and fully understand all provisions of your Award.

(d) You will not question or contest in any way, whether pursuant to legal proceedings or otherwise, the Board’s determination of the Fair Market Value of Common Stock, whether for purposes of determining the strike price of your Award, the number of shares of Common Stock payable on exercise of your Award, or the amount payable on exercise of your put right or the Company’s call right pursuant to Section 8 of the Plan.

(e) You will not question or contest in any way, whether pursuant to legal proceedings or otherwise, the Company’s determination, pursuant to Section 8(e) of the Plan, to (i) reject, in whole or in part, your exercise of a put right or (ii) not exercise, in whole or in part, the Company’s call right.

(f) This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(g) All obligations of the Company under the Plan and this Agreement shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

(h) Participation in the Plan is voluntary, and therefore, you must accept the terms and conditions of the Plan and this Award as a condition to participate in the Plan and receive this Award.

(i) The Plan is discretionary in nature and the Company can amend, cancel, or terminate it at any time.

(j) This Award and any other awards under the Plan are voluntary and occasional and do not create any contractual or other right to receive future awards or other benefits in lieu of future awards, even if similar awards have been granted repeatedly in the past.

(k) All determinations with respect to any such future awards, including, but not limited to, the time or times when such awards are made, the number of shares of Common Stock, and performance and other conditions applied to the awards, will be at the sole discretion of the Company.

(l) The value of the shares of Common Stock and this Award is an extraordinary item of compensation, which is outside the scope of your employment or service contract, if any.

(m) The shares of Common Stock, this Award, or any income derived therefrom are a potential bonus payment not paid in lieu of any cash salary compensation and not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any termination, severance, resignation, redundancy, end of service payments, bonuses, long- service awards, life or accident insurance benefits, pension or retirement benefits or similar payments.

(n) In the event of the termination of your Continuous Service, your eligibility to receive shares of Common Stock or payments under this Award or the Plan, if any, will terminate effective as of the date that you are no longer actively employed or retained regardless of any reasonable notice period mandated under local law, except as expressly provided in this Award Agreement.

(o) In the event of the termination of your Continuous Service for Cause, the Company, in its sole discretion, may, in accordance with Section 7(c)(xi) of the Plan, rescind any transfer of Common Stock to you that occurred within six (6) months prior to such termination of Continuous Service or demand that you pay over to the Company the proceeds received by you upon the sale, transfer or other transaction involving the Common Stock in such manner and on such terms and conditions as the Company may require, and the Company shall be entitled to set-off against the amount of such proceeds any amount you owe to the Company to the fullest extent permitted by law.

(p) The future value of the shares of Common Stock is unknown and cannot be predicted with certainty.

(q) No claim or entitlement to compensation or damages arises from the termination of this Award or diminution in value of the shares of Common Stock and you irrevocably release the Company and its Affiliates, from any such claim that may arise.

(r) The Plan and this Award set forth the entire understanding between you, the Company and any Affiliate regarding the acquisition of the shares of Common Stock and supersede all prior oral and written agreements pertaining to this Award.

15. Notices. Any notices provided for in your Award or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.

16. Headings. The headings of the Sections in this Agreement are inserted for convenience only and shall not be deemed to constitute a part of this Agreement or to affect the meaning of this Agreement.

17. Severability. If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

18. Governing Plan Document. Your Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Award, and is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of your Award and those of the Plan, the provisions of the Plan shall control.